Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	Pondel Wilkinson, Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2010 FOURTH QUARTER RESULTS

Santa Ana, CA, August 20, 2010 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the fourth quarter ended June 30, 2010. The results for the fourth quarter and fiscal year were within previous guidance ranges for new student growth, revenue and earnings per share.

“Our results for the quarter and the year reflect the continued success of our initiatives to enrich the student experience and generate sustainable growth,” said Peter Waller, Corinthian’s chief executive officer. “During the fiscal year we continued to invest in such areas as curricula upgrades, campus and instructional technology, employee training and development, faculty leadership, and student loan default management,” Waller said. “We also substantially expanded our placement services for graduates during the year, which allowed us to achieve a 73% placement rate for the 2009 cohort of graduates. Given the lingering effects of the recession, we believe this is a solid result.”

“Our new student growth in the fourth quarter was primarily driven by implementation of new programs at existing campuses, continued growth in the online division, and the expansion of our high school recruiting program,” Waller said. “In addition, the Heald College acquisition, completed in January, contributed to growth and earnings in the quarter.”

“In fiscal 2010, marketing and bad debt expenses continued to decline as a percent of revenue compared with the prior year,” Waller said. “In addition, the growth in student population allowed us to make more efficient use of our campus facilities. Given all of these factors, our operating margin and cash flow from operations improved compared with the prior year. Our full year after-tax margin increased to 8.3% in fiscal 2010 from 5.4% in fiscal 2009.”

“We are actively monitoring proposed changes in federal regulation and Congressional actions which pertain to private sector education,” Waller continued. “Given the information currently available, we are unable to gauge the full impact of these proposals on our students and the company. We continue to meet with policy-makers to work toward reasonable solutions and to provide accurate information about our company, industry, the demographic we serve and the outcomes we help our students achieve.”

“We believe we have built a stronger company over the past few years, and that we are thus in a better position to adapt to any changes in regulation,” Waller said. “We are investing in areas which help improve student outcomes, reduce risk and ensure regulatory compliance now and in the future. For example, we have implemented a major step-up in cohort default management activity, and are in the process of reducing the risk profile of our student population.”

Comparing the fourth quarter of fiscal 2010 with the same quarter of the prior year (Note: Data is for continuing operations only.):

•	Net revenue was $482.7 million versus $353.5 million, up 36.6%.

•

Total student population at June 30, 2010 was 110,580 versus 86,088 at June 30, 2009, an increase of 28.4%. On a pro forma basis, including the Heald student population at both June 30, 2010 and June 30, 2009, the total student population increased 14.1%.

•	Total new students were 34,486 versus 29,188, an increase of 18.2%. On a pro forma basis, including Heald’s new students in both Q4 09 and Q4 10, new student growth was 6.1%.

•	Operating income was $55.6 million, compared with $38.0 million.

•	Income from continuing operations was $33.9 million, compared with $24.7 million.

•	Diluted earnings per share were $0.38, versus $0.28.

Q4 10 Financial Review

Educational services expenses were 57.3% of revenue in Q4 10 versus 56.0% in Q4 09. The increase was the result of higher compensation expenses in the areas of faculty leadership, graduate employment services, and student finance.

Bad debt expense was 5.1% of revenue in Q4 10, down from 7.1% in Q4 09. The improvement was primarily the result of higher student retention and continued efficiencies in packaging students with financial aid.

Marketing and admissions expenses were 20.6% of revenue in Q4 10 versus 21.1% in Q4 09. Advertising costs declined as a percent of revenue, partially offset by increased admissions representative staffing for the Everest high school recruiting program.

General and administrative expenses were 10.6% of revenue in Q4 10 versus 10.9% in Q4 09.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 11.5% in Q4 10 versus 10.8% in Q4 09. Excluding Heald-related amortization of purchase accounting intangibles and integration costs, the operating margin was 12.5% in Q4 10.

Cash and cash equivalents totaled $209.2 million at June 30, 2010, compared with $160.3 million at June 30, 2009.

Cash flow from operations, including discontinued operations, was $204.0 million in fiscal 2010, versus $198.7 million in fiscal 2009.

Capital expenditures were $83.5 million in fiscal 2010 versus $49.5 million in the prior fiscal year.

Regulatory Update

NPRM—The federal Department of Education, pursuant to its rule-making process, recently published two Notices of Proposed Rule Making (NPRM). The first NPRM, published on June 18, 2010, focused on a range of issues affecting private sector schools, including incentive compensation for admissions representatives, misrepresentation, and gainful employment disclosures. We filed a written response to this NPRM with the DOE, and it can be found on our website at www.cci.edu/investors/currentissues. The second NPRM, published on July 23, 2010, focuses exclusively on gainful employment. We plan to file our written response to that NPRM by September 9, 2010, and will also post it on our website.

Senate HELP Committee—As part of its review of the private sector education industry, the Senate Higher Education Labor and Pensions Committee (“Committee”) has requested information from approximately 30 private sector education companies, including Corinthian. The information requested includes such areas as: recruiting and enrollment practices, pricing policies, student financial aid processes, attendance tracking, student withdrawal policies, 90/10 compliance, placement, completion, cohort default rates, accreditation, and company financial results, management and operations. The Committee has requested that a portion of the information be provided by August 26, 2010 and that the remainder be provided by September 16, 2010. We are in the process of responding to the Committee’s request.

Accreditation Status, Everest College Phoenix – Everest College Phoenix (ECP) consists of two ground schools and an online learning division and has approximately 5,800 students. On May 9, 2009, ECP was notified by the Higher Learning Commission of the North Central Association of Colleges and Schools (HLC), that ECP had been placed on probation. The probation action primarily focuses on questions about ECP’s autonomy and governance as it relates to Corinthian’s ownership.

An evaluation team from HLC visited ECP in May 2010, and, on July 27, 2010, issued a Report on a Comprehensive Evaluation Visit. In its report, the team noted that while there had been positive developments, deficiencies in other criteria were not sufficient to warrant removal of ECP’s probationary status. The evaluation team has recommended the withdrawal of ECP’s accreditation. We disagree with the evaluation team’s recommendation, and intend to challenge its findings before the Commission over the next several months. We expect HLC’s board to make a determination on ECP’s probation status in November. If we disagree with the HLC board’s decision, we could pursue an appeal that could last for several months beyond that time.

Cohort Default Management Update

During fiscal 2010, we restructured and expanded our cohort default management program and it was fully operational as of the end of the third quarter. Although we believe that our default management efforts have slowed the rate of increase for the 2009 cohort, current trend information indicates that cumulative defaults have trended substantially higher for the 2009 cohort of students compared with the 2008 cohort at the same time last year. Information currently available also indicates that the number of our OPEIDs which could exceed DOE’s 25% cohort default rate threshold for the 2009 cohort will be substantially higher than for the 2008 cohort. In the 2008 cohort, nine of our OPEIDs exceeded the 25% threshold.

We believe that continuing high unemployment, which is particularly challenging for the demographic we serve, has contributed to higher cohort default rates (CDRs). In addition, major structural changes in the student lending industry over the past two years have negatively impacted CDRs. Such changes include: student lender bankruptcies in the wake of the 2008 credit crisis; the sale of distressed student loan portfolios to the federal government by bankrupt lenders or lenders that could no longer fund such loans; the lack of default management on distressed loans; the shift to direct lending and the associated phase out of guaranty agency responsibilities for default management.

These changes in student lending have reduced data timeliness and trend visibility. As more data has emerged, we have gained a more transparent view of how the changes have impacted the 2009 cohort of students. The most recent federal data indicates that the changes in student lending have increased cohort default rates substantially for the 2009 cohort.

Given the information recently available, we now believe that up to three of our OPEIDs could exceed the federal threshold of 25% for three consecutive years under the current two-year measurement methodology. Under the current two-year methodology, OPEIDs which exceed the federal threshold of 25% for three consecutive years, or 40% in one year, become ineligible to participate in the Title IV student aid program. We remain confident that none of our OPEIDs will exceed the 40% threshold for the 2009 cohort.

We expect the higher two-year rates for the 2009 cohort to translate into elevated three-year rates for the same cohort. We thus expect a majority of our OPEIDs to exceed the 30% threshold under the three-year measurement for the 2009 cohort. Schools cannot be sanctioned under the three-year measurement methodology until 2014 (the year the 2011 cohort data will be final) on either the 30% or 40% thresholds, and we will aggressively pursue default mitigation efforts between now and then.

To help reduce cohort default rates for the 2010 cohort and beyond, and to improve student outcomes, in fiscal 2010 we began to reduce enrollments of students who lack a high school diploma or equivalent. These students attend our schools under the federal Ability to Benefit (ATB) program. At the end of fiscal 2010, ATB students represented 15% of our total student population, down from 24% at the same point in the prior year.

ATB students drop out at a higher rate, are more challenging to assist with career placement, and default on their loans at a higher rate than high school graduates. Although serving ATB students has historically been a part of Corinthian’s mission, given the anticipated shift to a three-year CDR measurement period, and the impact of structural changes in the student lending environment, we will no longer be able to serve these students at our U.S. Everest and WyoTech campuses effective September 1, 2010. We will continue to help currently enrolled ATB students finish their programs and find employment.

Guidance

Please note that the following guidance pertains to continuing operations and excludes any one-time charges.

Time Period	Revenue	Diluted EPS	New Student Growth - Pro forma	New Student Growth *

Q1 11	$492 - $502 million	$0.38 - $0.41	0% - 2%	11% - 13%

*	Excludes Heald from base calculation for Q1 10.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. PT), to discuss fourth quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and http://www.companyboardroom.com/ www.streetevents.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Friday, August 27, 2010. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter pass code 31125253.

About Corinthian Colleges

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Through its Everest, WyoTech and Heald campuses, Corinthian offers diploma and associate degree programs in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. For more information, go to www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those regarding our beliefs and expectations regarding the potential outcomes of the NPRM, the potential resolution of the accreditation probation for ECP, our future cohort default rates, and the statements under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: the uncertain outcome of the Department of Education’s proposed rule making and pending inquiries by the Senate HELP committee, either or both of which could result in changes in federal regulation and legislation as well as changes in the manner in which we conduct our business; the company’s effectiveness in its regulatory and accreditation compliance efforts; the Company’s potential inability to manage the default rates of its students on their federal student loans; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; potential increased competition; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended June 30,		For the twelve months ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$482,744	$353,513	$1,763,797	$1,307,825
Operating expenses:
Educational services	276,683	197,838	972,910	753,707
General and administrative	50,963	38,670	192,579	135,747
Marketing and admissions	99,468	74,607	357,563	294,728
Impairment, facility closing, and severance charges	—	4,378	—	4,378

Total operating expenses	427,114	315,493	1,523,052	1,188,560

Income from operations	55,630	38,020	240,745	119,265
Interest (income)	(228)	(383)	(1,190)	(1,763)
Interest expense	1,543	524	5,009	2,715
Other (income) expense	(141)	(1,189)	(4,378)	1,170

Income from continuing operations before provision for income taxes	54,456	39,068	241,304	117,143
Provision for income taxes	20,606	14,406	95,333	46,015

Income from continuing operations	33,850	24,662	145,971	71,128
Loss from discontinued operations, net of tax	—	(1,470)	—	(2,368)

Net income	$33,850	$23,192	$145,971	$68,760

Income per share—Basic:
Income from continuing operations	$0.38	$0.28	$1.66	$0.82
Loss from discontinued operations	—	(0.01)	—	(0.02)

Net income	$0.38	$0.27	$1.66	$0.80

Income per share—Diluted:
Income from continuing operations	$0.38	$0.28	$1.65	$0.81
Loss from discontinued operations	—	(0.02)	—	(0.02)

Net income	$0.38	$0.26	$1.65	$0.79

Weighted average number of common shares outstanding:
Basic	88,109	87,021	87,696	86,121
Diluted	88,853	88,257	88,707	87,517

Selected Consolidated Balance Sheet Data

	June 30, 2010	June 30, 2009
	(Unaudited)
Cash and cash equivalents	$209,165	$160,276
Receivables, net (including long term notes receivable)	$163,749	$107,446
Current assets	$437,722	$308,531
Total assets	$1,389,420	$798,871
Current liabilities	$297,311	$200,583
Long-term debt and capital leases (including current portion)	$314,259	$28,558
Total liabilities	$698,386	$281,203
Total stockholders' equity	$691,034	$517,668